EXHIBIT 10.2

Execution Version
[MULTIPLAN, INC. LETTERHEAD]
August 4, 2021

David L. Redmond
[ADDRESS]
[ADDRESS]

Dear David:
    Reference is made to that certain Amended and Restated Employment Agreement by and between you (the “Executive”), MultiPlan, Inc., a New York corporation (together with any successor thereto, the “Company”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), dated as of May 5, 2016 (the “Employment Agreement”). Terms not otherwise defined in this letter agreement shall have the meanings ascribed to such terms in the Employment Agreement. As discussed, the purpose of this letter is to confirm our agreement of the following amendments to the terms and conditions set forth in the Employment Agreement effective as of the date first above written:
•“Good Reason” under the Employment Agreement will be limited to: (i) the Company’s failure to make any material payment due under the Employment Agreement that remains uncured for more than five (5) business days following receipt of written notice from the Executive thereof, and (ii) those events described in Sections 10(g)(ii), 10(g)(iii), 10(g)(iv) and 10(g)(v)(solely with respect to any breach of Section 2(h)) of the Employment Agreement.
•For purposes of Section 4(b) of the Employment Agreement:
◦The parties agree that the aggregate amount payable under Section 4(b)(i) shall equal $2,338,130 (together with the additional amounts described in Section 4(b)(ii), the “Severance Amounts”).
◦The parties agree that pursuant to Section 4(b)(ii), (x) the Company will pay the COBRA premium costs directly and (y) in the event the Company has to discontinue such payments pursuant to the last sentence of Section 4(b)(ii) the Company shall pay to Executive the cash equivalent of such remaining COBRA premium costs, payable in a lump sum as soon as reasonably practicable following such discontinuation.
◦With respect to any such termination under Section 4(b) of the Employment Agreement occurring prior to December 31, 2021, in addition to the Severance Amounts, the Executive shall be paid an amount equal to his then current Base Salary, payable in the ordinary course through December 31, 2021.
•To the extent that the Executive’s employment has not otherwise been terminated prior to December 31, 2021, upon the close of business on December 31, the Executive’s employment will be terminated, such termination shall constitute a termination under

Section 4(b) of the Employment Agreement and the Severance Amounts shall be paid on or prior to December 31 2021.
•Prior to the end of calendar year 2021, the compensation committee of the Board will take action to (i) make a good faith estimate of the achievement of the 2021 EBITDA and Revenue performance metrics as reflected in the financial presentation to the Board in May 2021 and incorporated into the Company’s annual bonus plan, (ii) determine the Executive’s 2021 annual bonus based on the determination made in clause (i) (the “2021 Estimated Bonus”) and (iii) pay 90% of the 2021 Estimated Bonus on or prior to December 31, 2021 (reduced by any portion of the Annual Bonus previously paid for 2021), with the delta between the amount of the 2021 Estimated Bonus paid and the actual 2021 annual bonus amount due, to be paid in the ordinary course (the 2021 Estimated Bonus and actual 2021 annual bonus, the “2021 Bonus”). To the extent the delta is negative, the Company shall be permitted to net such deficit against any other amounts due to the Executive. The 2021 Bonus (without pro-ration) shall be paid to the Executive if he remains employed through and including December 31, 2021 or has been subject to a termination covered by Section 4(b) of the Employment Agreement (and such payment shall be in addition to the Severance Amounts).
•Sections 11, 13, 15, 17, 20 and 21 (Governing Law; Counterparts; Amendments; Waivers; Arbitration; Employee Acknowledgment; Section 409A) are incorporated herein. Except as set forth herein, the terms of the Employment Agreement shall remain unchanged.

To confirm your agreement with the above terms, please sign where indicated below and return the executed copy to the Company.
Sincerely,
MultiPlan, Inc.

/s/ JEFFREY DOCTOROFF
By: Jeffrey Doctoroff
Title: SVP and GC

Agreed and Accepted:

/s/ DAVID L. REDMOND
David L. Redmond

[Signature Page to Side Letter to Amended and Restated Employment Agreement]